                            [ARTHUR ANDERSEN LETTERHEAD]





September 22, 1995



Securities and Exchange Commission
Chief Accountant
Washington, D.C. 20549

Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated September 14, 1995 of Gundle/SLT Environmental, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



   /s/ ARTHUR ANDERSEN LLP
- ------------------------------------
       ARTHUR ANDERSEN LLP